Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Contact:	Paul S. Feeley Senior Vice President, Treasurer and Chief Financial Officer (617) 628-4000
Central Bancorp Receives $10.0 Million of Capital from Small Business
Lending Fund, Redeems Preferred Stock Issued
Under the U.S. Treasury’s Capital Purchase Program
SOMERVILLE, MASSACHUSETTS, August 25, 2011 — Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the “Company”) today announced that the U.S. Department of Treasury has invested $10.0 million in the Company’s preferred stock under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates. The initial interest rate on the SBLF funds will be 5% and may be decreased to as low as 1% if the Company experiences specific growth rates in its small business lending portfolio.
With the proceeds from this investment, the Company has redeemed all $10.0 million of the preferred stock that it sold to the Treasury under the TARP Capital Purchase Program on December 5, 2008. In conjunction with the Company’s participation in the TARP Capital Purchase Program, the Treasury also received a warrant to purchase up to 234,742 shares of the Company’s common stock at an exercise price of $6.39 per share. The Company is currently evaluating whether to seek agreement with the Treasury to repurchase the warrant at its fair market value. However, there can be no assurance that the Company will reach an agreement with the Treasury as to a fair market value of the warrant, or that the Company will repurchase the warrant.
Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, changes in the growth of the Company’s small business lending portfolio, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.